Exhibit 99.1

Eastman Announces Offering of $800 Million 2.70% Notes due 2020, $800 Million 3.80% Notes due 2025 and $400 Million 4.65% Notes due 2044

KINGSPORT, Tenn. – November 10, 2014 – Eastman Chemical Company (NYSE:EMN) today announced the public offering of $800 million 2.70% notes due 2020, $800 million 3.80% notes due 2025 and $400 million 4.65% notes due 2044 (the “Additional 2044 Notes” and collectively with the other series of notes, the “Notes”). The Additional 2044 Notes will be an issuance of additional notes to the already outstanding $500 million aggregate principal amount of Eastman’s 4.65% Notes due 2044, which were issued on May 15, 2014 (the “Existing 2044 Notes”). The Additional 2044 Notes will be consolidated as a single series with the Existing 2044 Notes, including for purposes of voting and redemption. The offering of Notes is expected to close on November 20, 2014, subject to customary closing conditions.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are serving as joint book-running managers for the offering.

Eastman intends to use the net proceeds from the offering to pay a portion of the cash consideration for its previously announced acquisition of Taminco Corporation (“Taminco”), repay certain outstanding indebtedness of Taminco and pay transaction expenses incurred in connection with the acquisition.

If Eastman is unable to complete its previously announced acquisition of Taminco by May 30, 2015, or, if prior to May 30, 2015, the merger agreement with Taminco is terminated, Eastman will be required to redeem all of the outstanding 2.70% Notes due 2020 and all of the outstanding 3.80% Notes due 2025 at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption (the “Special Mandatory Redemption”). The Additional 2044 Notes and Existing 2044 Notes will not be subject to the Special Mandatory Redemption and the net proceeds from the Additional 2044 Notes will be used for general corporate purposes.

The offering is being made under an automatic shelf registration statement on Form S-3 (Registration No. 333-181549) filed by Eastman with the Securities and Exchange Commission (“SEC”) on May 18, 2012 and only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement has been filed, and an issuer free writing prospectus and a prospectus supplement relating to the offering of the Notes will be filed, with the SEC, to which this communication relates. Prospective investors should read the issuer free writing prospectus, preliminary prospectus supplement and the accompanying prospectus included in the registration statement and other documents Eastman has filed with the SEC for more complete information about Eastman and this offering. These documents are available at no charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the prospectus and the prospectus supplement may be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (tel): 1-800-831-9146, prospectus@citi.com, J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, (tel): 1-212-834-4533, and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, or email: dg.prospectus_requests@baml.com, (tel): 1-800-294-1322.

This communication is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of the applicable prospectus supplement and the related prospectus. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the applicable prospectus supplement.

Forward-Looking Statements: This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2014 available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

Media:

Tracy Kilgore, 423-224-0498

tjkilgore@eastman.com

Investors:

Greg Riddle, 212-835-1620

griddle@eastman.com